Exhibit (11)   Statement Re: Computation of Earnings Per Share
               (Amounts in thousands, except per share data)


                                                      Three Months Ended         Nine Months Ended
                                                         September 30              September 30
                                                       1998         1999         1998         1999
                                                    ----------   -----------  ----------    ---------
Basic:
Weighted average shares outstanding                     52,232       53,344       51,811       53,233
                                                     ---------    ---------    ---------    ---------

Income (loss) before income taxes, minority
       interest and accounting change                $  13,387    $   5,211    $  38,844    $ (81,545)
Deduct income taxes                                      4,016        2,413       11,653        7,416
Add minority interest                                      (47)         (20)        (128)         (53)
Deduct cumulative effect of accounting change,
       net of tax                                           --           --           --       14,065
                                                     ---------    ---------    ---------    ---------
Net income (loss)                                    $   9,418    $   2,818    $  27,319    $(102,973)
                                                     =========    =========    =========    =========

Per share amount                                     $    0.18    $    0.05    $    0.53    $   (1.93)
                                                     =========    =========    =========    =========

Diluted:
Weighted average shares outstanding                     52,232       53,344       51,811       53,233
Net effect of dilutive stock options and warrants-
       based on the treasury stock method using
       average market price                              1,036          102        1,616           --
                                                     ---------    ---------    ---------    ---------
Total weighted average shares outstanding               53,268       53,446       53,427       53,233
                                                     =========    =========    =========    =========

Income (loss) before income taxes, minority
       interest and accounting change                $  13,387    $   5,211    $  38,844    $ (81,545)
Deduct income taxes                                      4,016        2,413       11,653        7,416
Add minority interest                                      (47)         (20)        (128)         (53)
Deduct cumulative effect of accounting change,
       net of tax                                           --           --           --       14,065
                                                     ---------    ---------    ---------    ---------
Net income (loss)                                    $   9,418    $   2,818    $  27,319    $(102,973)
                                                     =========    =========    =========    =========

Per share amount                                     $    0.18    $    0.05    $    0.51    $   (1.93)
                                                     =========    =========    =========    =========


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